Exhibit 5.1

9 Appold Street London EC2A 2AP +44.20.7655.5000

18 March 2021

The Board of Directors Sasol Limited Sasol Place, 50 Katherine Street Sandton 2196 South Africa
The Board of Directors Sasol Financing USA LLC 12120 Wickchester Lane Houston, Texas 77079 United States of America

Sasol Limited
Sasol Financing USA LLC

Ladies and Gentlemen

We have acted as counsel for Sasol Limited, a public company incorporated under the laws of the Republic of South Africa (the “Guarantor”), and Sasol Financing USA LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”), in connection with the purchase of $650,000,000 aggregate principal amount of the Issuer’s 4.375% Notes due 2026 and $850,000,000 aggregate principal amount of the Issuer’s 5.500% Notes due 2031 (together, the “Notes”) pursuant to the Underwriting Agreement, dated as of March 11, 2021 (the “Underwriting Agreement”), among the Issuer, the Guarantor and each of the representatives of the several underwriters named therein. The Notes will be issued pursuant to an Indenture, dated as of September 27, 2018 (the “Indenture”), among the Issuer, the Guarantor and Citibank, N.A., as trustee, as modified by an Agreement of Resignation, Appointment and Acceptance dated as of August 5, 2020 by and among the Issuer, the Guarantor, Citibank, N.A., as resigning trustee and Wilmington Savings Fund Society, FSB, as successor trustee (the “Trustee”). The Notes will be fully and unconditionally guaranteed by the Guarantor pursuant to guarantees (each a “Guarantee” and, together with the Notes, the “Securities”), as provided for in the Indenture.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement.

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18 March 2021

(b)	The Indenture and the certificate of an officer of the Issuer dated March 18, 2021 pursuant to Section 301 of the Indenture setting forth certain terms of the Notes.
(c)	The Notes in global form as executed by the Issuer.
(d)	The Guarantees.

The documents described in the foregoing clauses (a) through (d) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)	The automatic shelf registration statement on Form F-3 (Registration No. 333-227263) filed by the Guarantor and the Issuer under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on September 10, 2018, as amended by the post-effective amendment thereto filed with the Commission on August 24, 2020 (such registration statement, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, and the documents incorporated by reference therein, hereinafter collectively referred to as the “Registration Statement”).
(b)	Originals or copies of such other records of the Issuer and the Guarantor, certificates of public officials and officers of the Issuer and the Guarantor and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Issuer and the Guarantor.
(e)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Issuer and the Guarantor, enforceable against each such party in accordance with its terms.
(f)	That:
(i)	The Guarantor is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.
(ii)	The Guarantor has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents to which it is a party.

18 March 2021

(iii)	The execution, delivery and performance by each of the Issuer and the Guarantor of the Opinion Documents to which it is a party do not and will not:
(A)	except with respect to the Issuer, contravene its Memorandum of Incorporation or other organizational documents; or
(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.
(g)	That the execution, delivery and performance by the Issuer and the Guarantor of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.
(h)	That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Issuer and the Guarantor of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.
(i)	That no law other than Generally Applicable Law will affect any of the conclusions stated in this opinion.
(j)	That insofar as any obligation is to be performed in a jurisdiction other than the State of New York or the State of Delaware, its performance would not be illegal or ineffective under the laws of that jurisdiction.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Issuer, the Guarantor, the Opinion Documents or the transactions governed by the Opinion Documents, and, for purposes of assumption paragraphs (f) and (h) above, the Limited Liability Company Act of the State of Delaware with respect to the Issuer. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Issuer, the Guarantor, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

18 March 2021

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	The Notes have been duly executed by the Issuer, and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms and entitled to the benefits of the Indenture.
2.	The Guarantees have been duly executed by the Guarantor, to the extent such execution and delivery is a matter of New York law, and, when the Notes have been authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Guarantees will be the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions in paragraphs 1 and 2 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.
(b)	Our opinions in paragraphs 1 and 2 above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
(c)	We express no opinion as to any provision in any Opinion Document, insofar as any such provision (i) relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York or any U.S. federal court where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist to adjudicate any controversy related to such Opinion Document or (ii) purports to grant any court exclusive jurisdiction.
(d)	We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.
(e)	Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K, dated the date hereof, filed by the Guarantor and the Issuer and incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus and prospectus supplement included or deemed included in the Registration Statement as of the date hereof. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

18 March 2021

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

Yours faithfully

/s/ SHEARMAN & STERLING (LONDON) LLP

Shearman and Sterling LLP

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